SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 15

       Certification and Notice of Termination of Registration under
                 Section 12(g) of the Securities Exchange
     Act of 1934 or Suspension of Duty to File Reports Under
                  Sections 13 and 15(d) of the Securities
                           Exchange Act of 1934.

                       Commission File Number 1-5587


                        Reading & Bates Corporation
 ..........................................................................
           (Exact name of registrant as specified in its charter)


               901 Threadneedle, Suite 200, Houston, TX 77079
                               (281) 496-5000
 ..........................................................................
        (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


                       Common Stock ($.05 Par Value)
                      Preferred Share Purchase Rights
 ..........................................................................
          (Title of each class of securities covered by this Form)

                                    None
 ..........................................................................
    (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [x]       Rule 12h-3(b)(1)(ii)     [  ]
Rule 12g-4(a)(1)(ii)   [ ]       Rule 12h-3(b)(2)(i)      [  ]
Rule 12g-4(a)(2)(i)    [ ]       Rule 12h-3(b)(2)(ii)     [  ]
Rule 12g-4(a)(2)(ii)   [ ]       Rule 15d-6               [  ]
Rule 12h-3(b)(1)(i)    [x]

Approximate number of holders of record as of the certification or notice date:

 .......................................One...................................

          Pursuant to the requirements of the Securities Exchange Act of 1934, R&B Falcon Corporation as successor corporation to Reading & Bates Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:.........January 7, 1998....    BY: ../s/ Wayne K. Hillin..............
                                     Name:     Wayne K. Hillin
                                     Title:    Counsel